Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts:

Peet’s Coffee & Tea: Kelly Krueger Weber Shandwick (415) 248-2415 kkrueger@webershandwick.com	SRM Associates: Irv Hamilton E-agency 510.496.2350 ihamilton@e-agency.com	City of Alameda: Debbie Potter City of Alameda (510) 749-5833 dpotter@ci.alameda.ca.us

PEET’S COFFEE AND TEA, INC. TO BUILD NEW ROASTING FACILITY
IN ALAMEDA, CALIFORNIA

Company announces contract for development of new roasting facility to meet long term growth plans

EMERYVILLE, Calif. - November 29, 2005 - Peet’s Coffee & Tea, Inc. (NASDAQ: PEET), a specialty coffee roaster and marketer, announced today that it has selected The Waterfront at Harbor Bay Business Park in Alameda, California, as the site of its new 135,000 square foot coffee roasting and distribution facility. The new facility is intended to support the company’s long term growth plans by helping to meet the growing customer demand for Peet’s distinctive quality coffees and teas.

“We look forward to calling Alameda the home of our new roasting facility and making a positive contribution to the community,” said Patrick O’Dea President and Chief Executive Officer of Peet's Coffee & Tea. “We are excited to build a facility that we believe can meet our Western U.S. growth needs for the foreseeable future and feel comforted in doing so just six miles from our existing roasting plant, which will allow us to retain our dedicated Peet’s employees.”

Alameda Mayor Beverly Johnson said, “We welcome Peet’s to our community. We’re proud to add them to the growing list of companies that are choosing to locate in Alameda. Our central Bay Area location, attractive neighborhoods and quality schools support our position as a very competitive business location for a wide range of businesses.”

Peet’s will work in partnership with leading Bay Area developer, SRM Associates and Pacific Coast Capital Partners to develop the new roasting facility. Construction is scheduled to begin April 2006 with completion December 2006. Relocation of Peet’s roasting and distribution operations to the new facility is expected to be completed by the end of March, 2007. The cost of this phase of the project, which includes both land and construction related costs, is estimated at just over $17 million, with total costs once completed, of approximately $24 million.

“We are pleased to be working with Peet’s to develop their new custom facility,” said Joe Ernst, development manager for SRM Associates. “Peet’s Bay Area roots, valuable staff and reputation for producing coffees and teas of uncompromising quality and freshness will complement the existing businesses located at The Waterfront at Harbor Bay.”

ABOUT PEET’S COFFEE & TEA, INC.
Founded in Berkeley, Calif. in 1966, Peet’s Coffee & Tea, Inc. is a specialty coffee roaster and marketer of fresh, deep-roasted whole bean coffee for home and office enjoyment. Peet’s fresh-roasted coffee, hand-selected tea and related items are sold in several distribution channels including specialty grocery and gourmet food stores, online and mail order, office and restaurant accounts and company-owned stores throughout the United States. Peet’s is committed to strategically growing its business and to maintaining a unique culture and focus on customer satisfaction. For information about Peet’s Coffee & Tea, Inc. visit www.peets.com or call 1-800-999-2132. Peet’s Coffee & Tea, Inc. shares are traded under the symbol PEET.

ABOUT THE WATERFRONT AT HARBOR BAY
The Waterfront offers 75 acres of fully entitled land for new construction and 380,000 square feet of existing office, R&D and light manufacturing space. It is located in Alameda on some of the last available waterfront land on the San Francisco Bay.

SRM Associates (www.srmassociates.com) and Pacific Coast Capital Partners (www.pccpllc.com) joined forces in 2003 to market and develop The Waterfront at Harbor Bay. For more information about the Waterfront at Harbor Bay, visit www.TheWaterfrontHB.com.

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This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward looking statements include statements relating to 2005 annual and third quarter sales growth and earnings estimates. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management, including financial and operational information and current competitive conditions.  As a result, these statements are subject to various risks and uncertainties.  The Company’s actual results could differ materially from those set forth in forward-looking statements depending on a variety of factors including, but not limited to, the Company’s ability to implement its business strategy, attract and retain customers, and obtain and expand its market presence in new geographic regions; the availability and cost of high quality Arabica coffee beans; consumers’ tastes and preferences; and competition in its market as well as other risk factors as described more fully in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended January 2, 2005.  These factors may not be exhaustive.  The Company operates in a continually changing business environment, and new risks emerge from time to time.  Any forward-looking statements speak only as of the date of this press release.